Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Announces Data Supporting Improved Overall Survival Advantage
in Newly Diagnosed Patients with Metastatic Osteosarcoma Treated with
Mifamurtide (L-MTP-PE)
- Data Presented at the 44th American Society for Clinical Oncology (ASCO) Annual Meeting -
IRVINE, Calif. – June 2, 2008 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced the presentation of an analysis from the Phase 3 mifamurtide (L-MTP-PE) clinical trial (INT-0133). The results suggest that the addition of L-MTP-PE to chemotherapy improved overall survival with a 25% reduction in the risk of death in newly diagnosed patients with metastatic osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults.
“These data in a difficult-to-treat metastatic patient population are encouraging, especially given the limited treatment options available,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “We continue to believe the data from non-metastatic patients in the L-MTP-PE Phase 3 study warrants regulatory approval in Europe and the United States and are optimistic that the overall survival benefit seen with L-MTP-PE will be the clinical evidence needed to support bringing this important treatment to market.”
The Phase 3 L-MTP-PE trial (INT-0133) is National Cancer Institute (NCI) funded cooperative group study conducted by the Children’s Oncology Group (COG) and is the largest study completed in osteosarcoma, enrolling approximately 800 patients. The multicenter, open label, randomized, factorial, four parallel treatment group Phase 3 study was designed to evaluate patient outcomes with the addition of L-MTP-PE to adjuvant three- or four-drug chemotherapy (cisplatin, doxorubicin, and methotrexate with or without ifosfamide).
The analysis evaluated 91 newly diagnosed patients with metastatic osteosarcoma who were treated with one of the chemotherapy regimens with or without L-MTP-PE. At five-years the overall survival (OS) for patients who received L-MTP-PE (n=46) was 53% versus 40% for those who did not receive L-MTP-PE (n=45). Event-free survival (EFS) at five years for patients who received L-MTP-PE was 42% versus 26% for those patients who did not receive L-MTP-PE. While these results showed improvement, the subset was not powered to show statistical significance due to the small sample size.

Update on L-MTP-PE Regulatory Status
In January 2008 the Company announced that following presentation of data at an oral explanation hearing before the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency, the CHMP determined in a non-binding opinion that L-MTP-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock stop, or time extension. The clock stop allows the Company additional time to respond to all the remaining questions regarding the marketing authorization application for L-MTP-PE (MAA). The CHMP has requested clarification of the existing data in order to gain assurance about the quality of the data before drawing any final conclusions from the data presented. In addition, the Company is required to address a number of remaining questions relating to chemistry, manufacturing and controls (CMC) and the Company expects to provide responses and data regarding these issues to the CHMP in advance of its meeting scheduled for June 23-26, although the CHMP may have additional questions or require additional information regarding these issues. In April, the European regulatory authorities conducted an inspection of the Children’s Oncology Group (COG) to assess the quality of the overall survival data from the 2006 confirmatory database included in the Company’s applications for regulatory approval, and to review Good Clinical Practices compliance of COG in terms of patient randomization and stratification, overall survival data collection, and study monitoring. The Company supported the COG in this effort.
The Company expects to receive a final opinion from the CHMP in the third quarter and a final decision from the European Commission in the fourth quarter of 2008.
As previously announced, in the United States the Company continues to work with the COG as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of L-MTP-PE and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company expects to submit the amended New Drug Application (NDA) in the fourth quarter of 2008.
L-MTP-PE was granted orphan drug status in the United States in 2001 and in Europe in 2004. In Europe, the MAA was filed in November 2006 and in the U.S, the NDA was submitted to FDA in October 2006 and was accepted for review in December 2006.
About Osteosarcoma
Between two and three percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the United States each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.

As previously announced, the Company is evaluating the Company’s research and development programs, including related assets and costs, and strategic alternatives available to the Company.
For more information about the company and its products, visit http://www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the Company’s belief that the data from the L-MTP-PE Phase 3 study warrants regulatory approval in Europe and the United States, the Company’s plans to address the remaining questions with respect to the MAA for L-MTP-PE during the clock-stop granted by the CHMP, and the expected timing of a final opinion from the CHMP and of a final regulatory decision regarding the MAA in the European Union, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE, including the expected timing for such amended NDA, and to respond to other matters raised by the FDA and the Company’s plans to evaluate strategic alternatives. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company will be able to respond to the remaining issues with regard to the MAA, including verification of data quality and CMC items, to the satisfaction of the CHMP, whether the CHMP will ask the Company for further information at or following the June 2008 meeting to address remaining issues with regard to the MAA, which would delay the timing of a final opinion from the CHMP, whether the final opinion of the CHMP will be consistent with the non-binding opinion of the CHMP, whether the European Commission will follow the final opinion of the CHMP once issued, whether the timing for the final opinion of the CHMP and the regulatory decision in Europe will occur as expected by the Company, the possibility that additional data from the Phase 3 clinical trial of L-MTP-PE and other information in any amendment to the NDA for L-MTP-PE submitted by the Company may not provide adequate support for regulatory approval of L-MTP-PE in the United States within the timeframe expected by the Company, if at all, whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2008 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.